Exhibit 23.2


                 CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption
"Experts" in the Registration Statement (Form S-8), pertaining to the Diamond Shamrock, Inc. 1987 Long Term Incentive Plan and the Diamond Shamrock, Inc. Long Term Incentive Plan and to the incorporation by reference therein of our report dated February 1, 1996 with respect to the consolidated financial statements and schedules of Ultramar Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


ERNST & YOUNG LLP

Stamford, Connecticut
December 27, 1996

W5020.TW